UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2006

DTLL, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-30608	41-1279182
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1650 West 82nd, Suite 1200, Bloomington, MN 55431	55431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (952) 881-4105

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS 1.01, 3.02, 5.01, 5.02 and 7.01. Entry into a Material Definitive Agreements; Unregistered Sales of Equity Securities; Changes in Control of Registrant; Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Regulation F-D Disclosure

We urge you to read all documents filed by us with the U.S. Securities and Exchange Commission because they contain important information. You can see and obtain copies of these documents for free at the Commission's web site, www.sec.gov.

Explanatory Note: This Report describes various transactions, including the announcement of two exchange offers. To the extent that this Report constitutes pre-commencement communication related to an exchange offer, we have designated that this Report will also constitute the required disclosure pursuant to Securities Act Rule 425 and Securities Exchange Act Rule 14d-2.

1. Sale of Our Stock by RotateBlack LLC. On February 23, 2006, Island Residences Club, Inc. (“IRCI”) and Richard Woods, an investment banker for IRCI (“Woods”), jointly entered into a Stock Purchase Agreement with RotateBlack LLC, a Michigan limited liability company (“RBL”), our largest shareholder. Under the agreement, RBL agreed to sell 9,400,000 shares of our Common Stock held by RBL to IRCI and Woods. The parties had agreed to extend the closing until on or before April 10, 2006.

The agreement was terminated on April 11, 2006. There was an allocation of 845,800 common shares that were issued pursuant to the agreement. RotateBlack LLC continues to be the majority shareholder in the company.

2. Executive Officer and Director Matters. On March 4, 2006, at a board meeting attended by two of our directors Dhru Desai and John Paulsen, the company confirmed the appointment of Dual Cooper (“Cooper”) as our President and the appointment of Dennis Piotrowski (“Piotrowski”) as our Chief Financial Officer. At the same meeting the Board of Directors confirmed that Paulsen continues as our Chairman and Chief Executive Officer and Dhru Desai, in addition to Steve Roberts would remain as outside Directors of the company. The company also appointed Rotate Black, LLC, Richard Woods, Frank Kristan, Tobias Parrish and Joseph DeHoust as advisors to the company. As of April 11, 2006, Richard Woods no longer serves as an advisor to the company.

3. Grand Sierra Resorts Corp. Transactions. On March 7, 2006, the Company announced that it had made an offer to the shareholders of Grand Sierra Resort Corporation (“GSRC”) to purchase their respective interest in GSRC in exchange for a newly created class of preferred stock.  GSRC is under contract to purchase the Reno Hilton from Harrah’s Entertainment.  The Company proposes to complete the transaction with GSRC by means of Share Exchange Agreements between shareholders of GSR and the Company, and file registration statements with the SEC to register the shares that are exchanged under this agreement.  This transaction was initially scheduled to close on or before April 7, 2006.

On March 15, 2006, the Company presented the Share Exchange Offer (the "Offer") to the Board of Directors of GSRC with an initial deadline of Friday, March 17, 2006.  On March 15 the Company provided a letter to the Board of Directors of GSRC reconfirming the Offer to purchase the outstanding shares of GSRC at the equivalent of $1.25 per share by means of a newly created class of preferred stock.  The Company also affirmed its confidence in its ability to provide $135 million in financing for the purchase of the Reno Hilton and another $2.6 million in bridge financing for working capital needs prior to the expected closing of the Reno Hilton acquisition.  On March 17, 2006, the President of GSRC agreed to the present the Offer to the Board of Directors of GSRC and the Company extended the deadline until Friday, March 24, 2006.  On March 23, 2006, the company extended the deadline until Tuesday April 4, 2006.

On April 7, 2006 the company extended the offer until May 7, 2006. (Exhibit 10.1)

4. Global Casinos, Inc. Matters. On March 8, 2006, the Company issued a press release announcing that it intended to make in the future a tender offer for the shares of Global Casinos, Inc. (“GCI”).  The Company subsequently determined to re-structure the transaction as a Share Exchange Agreement with GCI with the intent to acquire a controlling interest in GCI in exchange for a newly created class of preferred stock.

On March 20, 2006, the Company presented the Share Exchange Offer (the "Offer") to the Board of Directors of GCI with an initial deadline of Friday, March 31, 2006.  The Company proposes to complete the transaction with the share exchange agreements between the shareholders of GCI and the Company and file a registration statement with the SEC to register the shares that are exchanged under the agreement.

On April 11, 2006, the Company withdrew its offer for Global Casinos, Inc. The Company will continue to focus its efforts and resources on purchasing Grand Sierra Resorts and other opportunities.

5. Tahoe Inn Matters. On February 28, 2006, the company agreed to purchase the Tahoe Inn, an operating hotel in Brockway, California (the “Tahoe Inn”). On April 17, 2006, the Company withdrew its offer for the Tahoe Inn and will continue to focus its efforts and resources on purchasing Grand Sierra Resorts and other opportunities.

ITEM 9.01. Financial Statements and Exhibits

(a)	Exhibits

	10.1	Letter dated April 6, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DTLL, Inc.

Dated: April 18, 2006	By:	/s/ Dual Cooper
Dual Cooper, President